Exhibit 99.1	Capstone Companies, Inc. Press Release re: Presentation at Noble Financial Capital Markets 13th Annual Investor Conference, dated January 11, 2017

PRESS RELEASE FOR IMMEDIATE RELEASE
Capstone Companies to Present at Noble-Con13
DEERFIELD BEACH, FL, January 11, 2017 – Capstone Companies, Inc. (OTCQB: CAPC) ("Capstone" or the "Company"), a designer of innovative LED lighting solutions including power failure lighting, today announced that Stewart Wallach, President and Chief Executive Officer, and Gerry McClinton, Chief Financial Officer, will be participating at the Noble Financial Capital Markets 13th Annual Investor Conference (Noble-Con13) on Monday, January 30, 2017 in Boca Raton, Florida.
Capstone's presentation will begin at 1:00 pm ET.  A link to view the high-definition, video webcast of CAPC's presentation and a copy of the presentation materials will be available on the Company's web site http://capstonecompaniesinc.com and as part of a complete catalog of presentations available at Noble Financial websites: www.noblefcm.com or www.nobleconference.com.  A Microsoft SilverLight viewer will be needed to view the presentation (downloadable through the presentation link). The webcast and presentation will be archived on the Company's website and on the Noble websites for 90 days following the conference.
About Capstone Companies, Inc.
Capstone Companies, Inc. is a designer of innovative LED lighting solutions including power failure lighting, for consumers and institutions.  The Company's products are sold under the Capstone Lighting® and Hoover® HOME LED brands, to big box retailers, wholesale clubs, and home improvement stores throughout North America and in international markets.  Capstone's strategy is to utilize its low-cost manufacturing base to provide high-quality consumer products to its customers at a reasonable price, using primarily direct import distribution.
Visit www.capstonecompaniesinc.com for more information about the Company and www.capstoneindustries.com for information on our current product offerings.
For more information, contact
Company: Investor Relations:
Aimee Gaudet                  Kei Advisors LLC
Corporate Secretary                 Deborah K. Pawlowski / Garett K. Gough
(954) 252-3440, ext. 313              (716) 843-3908 / (716) 846-1352
                         dpawlowski@keiadvisors.com / ggough@keiadvisors.com

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